Exhibit 99(a)

News Release

Contact:	Media: Laurine Jue (509) 495-2510 laurine.jue@avistacorp.com Investors: Angela Teed (509) 495-2930 angela.teed@avistacorp.com

FOR IMMEDIATE RELEASE April 30, 2003 7:05 a.m. EDT

Avista Corp. Reports Q1 2003 Earnings

Spokane, Wash.: Avista Corp. (NYSE: AVA) today reported first-quarter 2003 consolidated revenues of $311.9 million and net income available for common stock of $15.6 million, or earnings of $0.32 per diluted share. For the equivalent quarter last year, Avista reported revenues of $326.8 million and net income available for common stock of $10.5 million, or $0.22 per diluted share.

     The company’s business segments reported the following first-quarter 2003 results:

Business Segments:	Q1 2003	Q1 2002

Avista Utilities	$0.16	$0.27
Energy Trading & Marketing	$0.27	$0.17
Information & Technology	$(0.03)	$(0.06)
Other	$(0.05)	$(0.06)
SUBTOTAL (continuing operations)	$0.35	$0.32
Avista Communications (discontinued operations)	—	$(0.01)
SUBTOTAL (before cumulative effect of accounting change)	$0.35	$0.31
Cumulative effect of accounting change	$(0.03)*	$(0.09)
TOTAL – diluted EPS	$0.32	$0.22
*	Represents a charge of $1.2 million for Avista Energy’s adoption of SFAS No. 133.

     “Avista’s first-quarter 2003 earnings results demonstrate that our back-to-basics strategy is on track,” said Gary G. Ely, Avista Corp. chairman, president and chief executive officer. “We’re seeing positive results in several key areas from our focus on improving cash flows and earnings and rebuilding our financial health. Avista Utilities and Avista Energy generated solid earnings during the quarter. Interest expense was reduced as Avista continues to reduce high-cost debt, and we’re also experiencing better results in our information and technology businesses. Avista Advantage is improving operating revenues through customer growth and reducing operating expenses through improved efficiencies. And we’re making progress toward our goal of finding a partner for Avista Labs.”

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Page 2 Avista Corp. Reports Q1 2003 Earnings
Regulatory Update

     In early April, as previously reported, Avista Corp. proposed holding off certification of its agreement to resolve a pending investigation with the Federal Energy Regulatory Commission to further address certain issues and to remove potential uncertainty over a final resolution of the case.

     Chief Administrative Law Judge Curtis L. Wagner Jr. agreed and has given the FERC’s trial staff until May 15 to submit supplementary information explaining its conclusions and addressing three narrowly focused issues related to a March 26 FERC policy staff report on western energy markets. A further prehearing conference is scheduled for May 20 to discuss certification of the agreement in resolution of Avista’s case.

     Avista believes that the issues raised in the March 26 FERC policy staff report have already been addressed in an extensive investigation of Avista Utilities and Avista Energy. The company also believes that the findings of the FERC trial staff investigation remain sound and will ultimately be affirmed.

Avista Utilities

     Several factors influenced Avista Utilities’ first-quarter 2003 results. As expected, earnings were negatively impacted because Avista Utilities recognized $9 million of energy costs exceeding the amount included in base retail rates as part of the energy recovery mechanism in Washington. Warmer-than-normal temperatures resulted in reduced usage with retail natural gas loads down 13 percent compared to the same period last year. As anticipated, increased pension and insurance costs also negatively impacted earnings.

     In March, streamflow and hydro-generation conditions improved significantly as the region received considerable precipitation. Based on current projections, streamflow for the calendar year 2003 is expected to be approximately 90 percent of normal and system hydro-generation is expected to be nearly 93 percent of normal.

     In April, Avista filed a general rate case with the Oregon Public Utility Commission to address increased costs of operating the company’s natural gas distribution system. Avista is requesting an overall rate increase of 11.8 percent, or $7.5 million. This filing marks the first time Avista has filed a general non-gas-cost-related rate increase since acquiring the Oregon business in 1991. During that time, Avista implemented three general rate decreases.

     “As Avista Utilities continues to regain financial strength, the Oregon natural gas general rate case supports our strategy of filing rate cases, as necessary, in order to earn the allowed rate of return in all the jurisdictions we serve,” said Ely. “Even with the proposed increase, Avista will be the lowest- cost natural gas supplier of the three natural gas utilities in Oregon.”

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Page 3 Avista Corp. Reports Q1 2003 Earnings
Energy Trading & Marketing

     The company’s unregulated energy trading and marketing business, Avista Energy, continued to meet internal earnings goals for first-quarter 2003 through asset-backed resource management activities and has now delivered three consecutive years of positive earnings.

     During first-quarter 2003, Avista Energy’s earnings were also positively impacted by the effects of accounting for energy contracts under Statement of Financial Accounting Standard No. 133 and a re-evaluation of a reserve related to a pending settlement under a bankruptcy proceeding. Avista Energy’s adoption of SFAS No.133 results in certain contracts no longer being accounted for at market value and could result in increased volatility in reported earnings on a quarter-to-quarter and year-to-year basis. This volatility is due to timing differences between executed transactions and the recording of them under accrual-based accounting.

     “Our strategy to focus on the western region has been successful for our experienced and knowledgeable team. Such performance is attributed to Avista Energy’s asset-backed optimization of combustion turbines and hydro assets, long-term electric supply contracts, natural gas storage, and electric and natural gas transmission and transportation arrangements,” said Ely.

Outlook and Earnings Guidance

     Avista reaffirms its 2003 consolidated corporate earnings outlook of between $0.80 and $1.00 per diluted share. This guidance is prior to any adjustments related to the cumulative effects of changes in accounting principles and includes a range of $0.60 to $0.80 for Avista Utilities, $0.20 to $0.30 for the Energy Trading & Marketing segment, and a loss of between $0.10 and $0.15 for the Information & Technology businesses.

     Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is a company operating division that provides electric and natural gas service to customers in four western states. Avista’s non-regulated subsidiaries include Avista Advantage, Avista Energy and Avista Labs. Avista Corp.’s stock is traded under the ticker symbol “AVA” and its Internet address is www.avistacorp.com.

     Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation. All other trademarks mentioned in this document are the property of their respective owners.

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Page 4 Avista Corp. Reports Q1 2003 Earnings

     This news release contains forward-looking statements regarding the company’s current expectations. Forward-looking statements are all statements other than historical facts. Such statements speak only as of the date of the news release and are subject to a variety of risks and uncertainties, many of which are beyond the company’s control, and which could cause actual results to differ materially from the expectations. These risks and uncertainties include, in addition to those discussed herein, all of the factors discussed in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2002.

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NOTE: Avista Corp. will host an investor conference call on April 30, 2003, at 10:30 a.m. EDT (New York Time). To participate, call (415) 228-4637 approximately five minutes in advance to ensure you are connected. The passcode is “Avista.”

     A replay of the conference call will be available beginning April 30, at 3 p.m. EDT through Fri., May 2, at 8:00 p.m. EDT. Call (402) 220-5090 to listen to the replay.

     A webcast of this investor conference call will occur simultaneously. To register for the webcast, please go to www.avistacorp.com

     A webcast replay will be available through 8 p.m. EDT on May 7, at www.avistacorp.com

     The attached income statement and financial and operating highlights are an integral part of this earnings release.

AVISTA CORPORATION
CONSOLIDATED COMPARATIVE STATEMENTS OF INCOME (UNAUDITED)
(Dollars in Thousands except Per Share Amounts)

	First Quarter

	2003	2002

OPERATING REVENUES	$311,871	$326,822

OPERATING EXPENSES:
Resource costs	158,745	185,789
Operations and maintenance	32,541	31,104
Administrative and general	30,061	25,218
Depreciation and amortization	19,297	17,984
Taxes other than income taxes	18,214	20,220

Total operating expenses	258,858	280,315

INCOME FROM OPERATIONS	53,013	46,507

OTHER INCOME (EXPENSE):
Interest expense	(23,524)	(28,912)
Capitalized interest	172	2,295

Net interest expense	(23,352)	(26,617)
Other income – net	203	7,210

Total other income (expense) – net	(23,149)	(19,407)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	29,864	27,100
INCOME TAXES	12,541	11,580

INCOME FROM CONTINUING OPERATIONS	17,323	15,520
LOSS FROM DISCONTINUED OPERATIONS (Note 1)	—	(272)

NET INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	17,323	15,248
CUMULATIVE EFFECT OF ACCOUNTING CHANGE (net of tax) (Note 2)	(1,190)	(4,148)

NET INCOME	16,133	11,100
DEDUCT – Preferred stock dividend requirements	578	608

INCOME AVAILABLE FOR COMMON STOCK	$15,555	$10,492

Weighted-average common shares outstanding (thousands), Basic	48,100	47,671
Weighted-average common shares outstanding (thousands), Diluted	48,119	47,759
EARNINGS PER COMMON SHARE, BASIC AND DILUTED:
Earnings per common share from continuing operations	$0.35	$0.32
Loss per common share from discontinued operations (Note 1)	—	(0.01)

Earnings per common share before cumulative effect of accounting change	0.35	0.31
Loss per common share from cumulative effect of accounting change (Note 2)	(0.03)	(0.09)

Total earnings per common share, basic and diluted	$0.32	$0.22

Dividends paid per common share	$0.12	$0.12

SUPPLEMENTAL INFORMATION
INCOME (LOSS) FROM CONTINUING OPERATIONS BY BUSINESS SEGMENT:
Avista Utilities	$8,326	$13,242
Energy Trading and Marketing	$13,065	$8,180
Information and Technology	$(1,759)	$(2,748)
Other	$(2,309)	$(3,154)

Note 1.	In September 2001, the Company decided to dispose of substantially all of the assets of Avista Communications. The divestiture of operating assets was substantially completed by the end of 2002. Certain liabilities of the operations remain to be settled.

Note 2.	First quarter 2003 represents Avista Energy’s transition from Emerging Issues Task Force Issue No. 98-10, “Accounting for Contracts Involved in Energy Trading and Risk Management Activities” to Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities.” First quarter 2002 represents the transitional adjustment related to the Company’s adoption of an accounting standard for goodwill. The Company determined that $6.4 million of goodwill related to a subsidiary of Avista Ventures was impaired in accordance with this accounting standard.

AVISTA CORPORATION
FINANCIAL AND OPERATING HIGHLIGHTS
(Dollars in Thousands)

	First Quarter

	2003	2002

Avista Utilities
Retail electric revenues	$124,520	$125,851
Retail kWh sales (in millions)	1,984	2,071
Retail electric customers at end of period	320,473	318,412
Wholesale electric revenues	$16,007	$15,366
Wholesale kWh sales (in millions)	424	362
Other electric revenues	$22,066	$9,575
Total natural gas revenues	$97,147	$134,866
Total therm sales (in thousands)	168,620	192,138
Retail natural gas customers at end of period	291,986	285,999
Income from operations (pre-tax)	$36,873	$45,196
Energy Trading and Marketing
Gross margin (operating revenues less resource costs)	$28,901	$14,444
Income from operations (pre-tax)	$19,804	$9,123
Electric sales (millions of kWhs)	9,508	7,667
Natural gas sales (thousands of dekatherms)	57,649	52,358
Information and Technology
Avista Advantage
Revenues	$4,763	$3,799
Loss from operations (pre-tax)	$(794)	$(2,414)
Net loss	$(639)	$(1,292)
Avista Labs
Revenues	$150	$150
Loss from operations (pre-tax)	$(1,978)	$(2,705)
Net loss	$(1,120)	$(1,456)
Other
Revenues	$4,100	$2,927
Loss from operations (pre-tax)	$(892)	$(2,693)